Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Rackspace Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	4,000,000	$1.24	$4,960,000	0.00015310	$759.38
2	Equity	Common stock, par value $0.01 per share	Rule 457(h)	6,000,000	$1.30	$7,800,000	0.00015310	$1,194.18
	Total Offering Amounts					$12,760,000		$1,953.56
	Total Fee Offsets							—
	Net Fee Due							$1,953.56

(1)	This registration statement registers 4,000,000 shares of common stock, par value $0.01 per share, of Rackspace Technology, Inc. (“Common Stock”) issuable upon the vesting and settlement of a restricted stock unit award to be granted to Gajen Kandiah pursuant to a Restricted Stock Unit Inducement Award Agreement.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices per share of Common Stock as reported on the Nasdaq Global Select Market on August 27, 2025.

(2)	This registration statement registers 6,000,000 shares of Common Stock issuable upon the exercise of stock options to be granted to Mr. Kandiah pursuant to a Non-Qualified Stock Option Inducement Award Agreement.

Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.